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                                                                    Exhibit 3.17



                          CERTIFICATE OF INCORPORATION

                                       OF

                               GAFTECH CORPORATION

                                   * * * * * *

                  1. The name of the corporation is

                               GAFTECH CORPORATION


                  2. The address of its registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 229 South State Street in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                  3. The nature of the business and the purposes of the Corporation to be conducted or promoted are:

                        a. To engage in the purchase, sale and licensing of technology, in particular technology related to roofing, construction generally and glass fiber, and related sales of equipment and performance of services relating to the manufacture, installation, maintenance and use of roofing products and glass fiber.

                        b. To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                        c. To conduct its business in any of the states, territories, colonies or dependencies of the United States, and in any and all foreign countries; to have one or more offices therein, and to hold, purchase and convey real and personal property, both within and without limit as to amount.




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                        d. Without in any manner limiting any of the objects and
powers of the Corporation, but in furtherance thereof, it is hereby expressly declared and provided that the Corporation shall have power to acquire and undertake the goodwill, property, rights, franchises and assets of every kind, and the liabilities, of any person, firm association or corporation, in whole or in part, and pay for the same in cash, stock or bonds of the Corporation or otherwise; no enter into, make, perform and carry out contracts of every kind and for any lawful purpose; to make and issue its bond, debentures, promissory notes and other negotiable instruments, and to pledge any stock, bonds or obligation, or mortgage any property which may be acquired by it to secure the same, to guarantee any dividends, bonds, contracts or other obligations; to purchase, hold and reissue the shares of its capital stock, and to do any or all other things to the same extent as natural persons might or could do, and in any part of the world.

                  4. The total number of shares of stock which the Corporation shall have the authority to issue is:

                        a. One Thousand (1,000) shares of Common Stock, par value $2.00 per share. No holder of Common Stock shall have any preemptive right of subscription to any share of any class of stock or other securities of the Corporation, whether now or hereafter authorized or issued. Holders of such shares shall be entitled to one vote per share on all matters upon which stockholders are entitled to vote.

                        b. One Thousand (1,000) shares of Preferred Stock, no par value. No holder of Preferred Stock shall have any preemptive right of subscription to any share of any class of stock or other securities of the Corporation, whether now or hereafter authorized or issued. The Preferred Stock, no par value, may be issued in one or more series, from time to time, with such


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designations, preferences and relative participating, option or other special rights and qualifications, limitations or restrictions thereon as may be provided in a resolution or resolutions adopted by the Board of Directors of the Corporation. The authority of the Board of Directors of the Corporation includes, but is not limited to, the determination or fixing of the following with respect to the shares of each series of such Preferred Stock, no par value, viz., (i) the number and designation of shares; (ii) the dividend rate and whether the dividends are to be cumulative; (iii) whether shares are to be redeemable and, if so, the terms and provisions applying thereto; (iv) whether there shall be a sinking fund and, if so, the terms and provisions applying thereto; (v) whether the shares should be convertible and, if so, the terms and provisions applying thereto; (vi) rights on liquidation; (vii) what, if any, restrictions on the payment of dividends on other classes of stock shall apply;
(viii) what voting rights are to apply; and (ix) any other rights, preferences and limitations. The Corporation may from time to time issue and dispose of any of the authorized and unissued shares of Preferred Stock, no par value, for such consideration as may be fixed from time to time by the Board of Directors without action by the stockholders.

                  5. The name and mailing address of the incorporator is as follows:

NAME                        MAILING ADDRESS
----                        ---------------

Isabelle J. Lorans          GAF Corporation
                            1361 Alps Road
                            Wayne, New Jersey  07470

                  6. The corporation is to have perpetual existence.



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                  7. In furtherance and not in limitation of the powers
conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                  8. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                  9. The Corporation shall, to the full extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The indemnification herein provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, note of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him


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against such liability under the provisions of Section 145 of the General
Corporation Law of the State of Delaware.

                  10. To the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                  11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


Signed June 17, 1987                         /s/ ISABELLE J. LORANS
                                        -------------------------------
                                                 Isabelle J. Lorans






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